                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
JANUARY 18, 2002

 CONTACTS:
Investors                                    Media
Jay Gould          (614) 480-4060            Jeri Grier     (614) 480-5413
Laurie Counsel     (614) 480-3878
Cheri Gray         (614) 480-3803


            HUNTINGTON BANCSHARES ANNOUNCES FOURTH QUARTER OPERATING EARNINGS OF $0.30 PER SHARE, EXCLUDING CHARGES AND ONE-TIME ITEMS

      PROVIDES 2002 OPERATING EARNINGS GUIDANCE OF $1.32 - $1.36 PER SHARE


COLUMBUS, Ohio - Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today announced fourth quarter operating earnings of $75.5 million, or $0.30 per common share. Operating earnings exclude restructuring and other charges associated with the company's strategic refocusing announced last July and other one-time items announced last December. This compares with $75.7 million, or $0.30 per common share, on the same basis in the third quarter, and $76.2 million, or $0.30 per common share, in the year-ago quarter.

Fourth quarter operating results exclude the impact of the following:

- Restructuring and other charges of $15.1 million pretax ($9.8 million after tax) associated with the strategic refocusing.

-    One-time items as announced December 18, 2001 consisting of:

     -    A $32 million after tax reduction of tax expense, and

     -    A $50 million pretax addition to the allowance for loan losses.

         Reported fourth quarter earnings were $65.6 million, or $0.26 per common share. This compares with reported earnings of $42.6 million, or $0.17 per common share, in the third quarter and $76.2 million, or $0.30 per common share, in the year-ago quarter.

         Full-year 2001 operating earnings were $293.5 million, or $1.17 per common share, compared with $360.9 million, or $1.45 per share in 2000. Operating earnings for 2001 exclude $115.0 million after tax of restructuring and other charges associated with the strategic refocusing, as well as the fourth quarter one-time items. For 2000, operating earnings exclude $32.5 million after tax related to the write-down of auto lease residuals.

         Full-year reported earnings were $178.5 million, or $0.71 per share, compared with $328.4 million, or $1.32 per share in 2000.

         "We are pleased that fourth quarter operating results were in line with expectations despite a more difficult credit environment," said Thomas Hoaglin, chairman, president and chief executive officer. "Importantly, fourth quarter results demonstrated continued improvement in several key areas of focus including deposit growth, margin expansion, increased fee income, and an improved efficiency ratio. At the same time, we continued to make progress on the strategic plan initiatives outlined last July, including the sale of our Florida banking operations, which we expect to complete next month."

         Hoaglin added, "As announced last month, credit quality continued to deteriorate reflecting the weak economy. Recognizing this trend, we further strengthened our loan loss reserve. As a result, our loan loss reserve ratio at year end was 1.90%, considerably higher than 1.45% a year ago."

         Results discussed below are on an operating basis and exclude the impact of restructuring and other charges in all periods, as well as the 2001 fourth quarter one-time items. (Refer to the attached reconciliation of operating versus reported earnings for both the fourth quarter and full-year periods).

Fourth quarter operating results compared with third quarter performance reflected:

-    7% annualized increase in average core deposits,

- $9.1 million, or 2%, increase in revenue, excluding securities gains, with the full-year up $106.0 million, or 8%,

-    7 basis point increase in the net interest margin to 4.11%,

- $1.5 million decline in non-interest expense with an improvement in the efficiency ratio to 55.8%,

-    $17.4 million, or 8%, increase in non-performing assets, and

-    A 30 basis point increase in net charge-offs to 1.04% of average loans.


         Net interest income increased $5.5 million from the third quarter reflecting the positive impact of a 7 basis point expansion in the net interest margin as earning assets were essentially flat. The expansion in the net interest margin to 4.11% primarily reflected lower wholesale funding costs.

         Average managed loans increased 2% on an annualized basis in the quarter, down from the 7% pace in the third quarter. Home equity lines and commercial real estate loans increased at annualized rates of 21% and 18%, respectively, whereas, commercial and consumer installment loans declined 11% and 10%, respectively. Compared with the year-ago quarter, average managed loans increased 5%, with home equity and commercial real estate up 18% and 10%, respectively, and auto loans and leases up 5%.

         Average core deposits increased 7% on an annualized basis from the third quarter, following an 11% increase in the third quarter. This was driven by increases in interest bearing and demand deposits, only partially offset by declines in savings and certificates of deposits. Average core deposits were up 3% from the year-ago quarter.

         Non-interest income, excluding securities gains, increased $3.6 million, or 3%, from the third quarter. This was driven by increases in mortgage banking revenue, brokerage and insurance fees, and service charges on deposit accounts. Compared with the year-ago quarter, non-interest income increased $3.3 million, or 3%. Excluding securitization-related income, which was particularly strong in the year-ago quarter, non-interest income was up 9%. This reflected a record year in mortgage banking revenue, significant growth in brokerage and insurance fees, as well as an increase in service charges on deposit accounts.

         Non-interest expense declined $1.5 million from the third quarter following a $4.4 million decrease in that quarter. The efficiency ratio improved to 55.8%, down from 57.5% in the third quarter. This was the third consecutive quarterly improvement from a peak of 62.0% in the 2001 first quarter. Compared with the year-ago quarter, non-interest expense was up $3.5 million, or 2%.

         Net charge-offs were $56.1 million in the fourth quarter. This represented 1.04% of average loans, up from 0.74% in the third quarter.

         Non-performing assets at December 31, 2001, were $227.5 million, up $17.4 million, or 8%, from September 30, and represented 1.05% of total loans and other real estate, up from 0.97%. This increase was spread across a number of credits with some concentration in the manufacturing and services sectors reflecting the weakened economy.

         Loan loss provision expense in the fourth quarter, excluding the one-time $50.0 million addition, was $58.3 million, up $8.7 million, from the third quarter. Provision expense covered net charge-offs and provided for increases in loan balances. The allowance for loan losses as a percent of period-end loans was 1.90% at December 31, up from 1.67% at September 30, and up significantly from 1.45% a year ago.

         At December 31, 2001, the tangible equity to assets ratio was 6.04%, up from 5.96% at September 30. Following the completion of the sale of the Florida banking operations, this ratio will be significantly higher.


2002 OUTLOOK

         "We anticipate 2002 operating earnings will be in the $1.32 - $1.36 per share range, excluding the planned first quarter restructuring charges and gain associated with the anticipated February close of the Florida banking operations sale. It also reflects the benefit of the share repurchase program which we said last July would begin once the Florida transaction is completed," Hoaglin said. "This earnings per share range is consistent with the current analyst consensus of $1.34 per share. Although we expect the economic environment to continue to be difficult, we will continue with our plans for improving revenue growth and removing unnecessary spending."


CONFERENCE CALL / WEBCAST INFORMATION

         Huntington's senior management will host an earnings conference call today at 12:00 p.m. (noon) EST, via a live Internet webcast at www.streetevents.com or through a dial-in phone number at (800) 760-1355. Slides to be reviewed during the conference call will be available for viewing at www.huntington-ir.com on January 18, 2002 just prior to 12:00 p.m. EST.

         A replay of the webcast will be archived at the same Internet address with a phone dial-in replay available at (800) 642-1687; conference ID 2843856. Both replay options will be available until midnight January 31, 2002.

         The supplemental financial tables as well as the slides for the conference call will be filed, along with management's comments, with the Securities and Exchange Commission on Form 8-K.


ABOUT HUNTINGTON

         Huntington Bancshares Incorporated is a $29 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 135 years of serving the financial needs of its customers. Huntington provides innovative products and services through more than 500 offices in Florida, Indiana, Kentucky, Maryland, Michigan, New Jersey, Ohio and West Virginia. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong. Huntington also offers products and services online at www.huntington.com; through its technologically advanced, 24-hour telephone bank, and through its network of more than 1,400 ATMs.


                                       ###

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the successful integration of acquired businesses; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

                       HUNTINGTON BANCSHARES INCORPORATED
                       CONSOLIDATED RESULTS OF OPERATIONS
               (in thousands of dollars, except per share amounts)

--------------------------------------------------------------------------------


                                                                        Three Months Ended
                                       ---------------------------------------------------------------------------------------
                                                 December 31, 2001                              December 31, 2000
                                       ---------------------------------------     -------------------------------------------

                                                    Restructuring                                Restructuring
                                                        and                                         and
                                        Reported       Other         Operating      Reported       Other         Operating
                                        Earnings     Charges (1)      Earnings      Earnings       Charges        Earnings
                                       ----------   ------------    -----------    ----------     ---------     -------------
Interest Income                         $ 443,751    $    --        $ 443,751      $ 537,661       $   --         $   537,661
Interest Expense                          188,513         --          188,513        304,595           --             304,595
                                        ---------    ---------      ---------      ---------       ------         -----------
Net Interest Income                       255,238         --          255,238        233,066           --             233,066
Provision for Loan Losses                 108,275       50,000         58,275         32,548           --              32,548
Securities Gains                               89         --               89            845           --                 845
Non-Interest Income                       133,008         --          133,008        129,704           --             129,704
Non-Interest Expense                      227,354         --          227,354        223,850           --             223,850
Special Charges                            15,143       15,143           --             --             --                --
                                        ---------    ---------      ---------      ---------       ------         -----------
Income Before Income Taxes                 37,563      (65,143)       102,706        107,217           --             107,217
Income Taxes                              (28,086)     (55,300)        27,214         30,995           --              30,995
                                        ---------    ---------      ---------      ---------       ------         -----------
Net Income                              $  65,649    $  (9,843)     $  75,492      $  76,222       $   --         $    76,222
                                        =========    =========      =========      =========       ======         ===========

Net Income per Common
   Share -- Diluted (3)                 $    0.26    ($   0.04)     $    0.30      $    0.30       $ 0.00         $      0.30


------------------------------------------------------------------------------------------------------------------------------

                                                                        Twelve Months Ended
                                       ---------------------------------------------------------------------------------------
                                                 December 31, 2001                              December 31, 2000
                                       ---------------------------------------     -------------------------------------------

                                                    Restructuring                                Restructuring
                                                        and                                         and
                                        Reported       Other         Operating      Reported      Other          Operating
                                        Earnings     Charges (2)      Earnings      Earnings      Charges (2)     Earnings
                                       ----------   ------------    -----------    ----------     -----------   -------------
Interest Income                         $ 1,939,519  $      --      $ 1,939,519    $ 2,108,505     $      --      $ 2,108,505
Interest Expense                            943,337         --          943,337      1,166,073            --        1,166,073
                                        -----------  -----------    -----------    -----------     -----------    -----------
Net Interest Income                         996,182         --          996,182        942,432            --          942,432
Provision for Loan Losses                   308,793      121,718        187,075         90,479            --           90,479
Securities Gains                                723       (5,250)         5,973         37,101            --           37,101
Non-Interest Income                         508,757         --          508,757        456,458            --          456,458
Non-Interest Expense                        923,630         --          923,630        835,617            --          835,617
Special Charges                              99,957       99,957           --           50,000          50,000           --
                                        -----------  -----------    -----------    -----------     -----------    -----------
Income Before Income Taxes                  173,282     (226,925)       400,207        459,895         (50,000)       509,895
Income Taxes                                 (5,239)    (111,924)       106,685        131,449         (17,500)       148,949
                                        -----------  -----------    -----------    -----------     -----------    -----------
Net Income                              $   178,521  $  (115,001)   $   293,522    $   328,446     $   (32,500)   $   360,946
                                        ===========  ===========    ===========    ===========     ===========    ===========

Net Income per Common
   Share -- Diluted (3)                 $      0.71  ($     0.46)   $      1.17    $      1.32     ($     0.13)   $      1.45

------------------------------------------------------------------------------------------------------------------------------


(1) Includes $15.1 million of pretax restructuring and other charges. Also includes $50.0 million of pretax addition to the allowance for loan losses offset by $32.5 million of benefits derived from federal tax strategies.
(2) Includes $176.9 million of pretax restructuring and other charges. Also includes $50.0 million of pretax addition to the allowance for loan losses offset by $32.5 million of benefits derived from federal tax strategies. The year 2000 includes $50.0 million of pretax charges related to the write-down of lease residual values.
(3)  Adjusted for stock splits and stock dividends, as applicable.

                       HUNTINGTON BANCSHARES INCORPORATED
             CONSOLIDATED COMPARATIVE SUMMARY - Operating Basis (1)
               (in thousands of dollars, except per share amounts)

CONSOLIDATED RESULTS OF OPERATIONS
-------------------------------------------------------------------------------

                                      Three Months Ended                               Twelve Months Ended
                                           December 31,                                    December 31,
                                 ----------------------------     Change       ----------------------------------         Change
                                       2001          2000           %                  2001             2000                 %
                                 ----------------------------   ---------      ---------------    ---------------      ------------
Interest Income                    $ 443,751       $ 537,661     (17.5)%          $ 1,939,519         $2,108,505           (8.0)%
Interest Expense                     188,513         304,595     (38.1)               943,337          1,166,073          (19.1)
                                 ------------  --------------                  ---------------    ---------------
Net Interest Income                  255,238         233,066       9.5                996,182            942,432            5.7
Provision for Loan Losses             58,275          32,548      79.0                187,075             90,479          106.8
Securities Gains                          89             845      N.M.                  5,973             37,101           N.M.
Non-Interest Income                  133,008         129,704       2.5                508,757            456,458           11.5
Non-Interest Expense                 227,354         223,850       1.6                923,630            835,617           10.5
                                 ------------  --------------                  ---------------    ---------------
Income before Income Taxes           102,706         107,217      (4.2)               400,207            509,895          (21.5)
Income Taxes                          27,214          30,995     (12.2)               106,685            148,949          (28.4)
                                 ------------  --------------                  ---------------    ---------------
   Net Income                       $ 75,492        $ 76,222      (1.0)%            $ 293,522          $ 360,946          (18.7)%
                                 ============  ==============                  ===============    ===============


Net Income per Common Share (2)
   Basic                               $0.30           $0.30       --- %                $1.17              $1.45          (19.3)%
   Diluted                             $0.30           $0.30       --- %                $1.17              $1.45          (19.3)%
   Diluted--Cash Basis (3)             $0.33           $0.33       --- %                $1.29              $1.55          (16.7)%

Cash Dividends Declared                $0.16           $0.20     (20.0)%                $0.72              $0.76           (5.3)%

Shareholders' Equity (period end)      $9.62           $9.43       2.0 %                $9.62              $9.43            2.0 %

Average Common Shares (2)
     Basic                           251,193         250,854       0.1 %              251,078            248,709            1.0 %
     Diluted                         251,858         251,401       0.2 %              251,716            249,570            0.9 %


KEY PERFORMANCE RATIOS
--------------------------------------------------------------------------------

                                                   Three Months Ended                     Twelve Months Ended
                                                      December 31,                            December 31,
                                            ------------------------------------    -------------------------------------
                                                 2001                2000                2001              2000
                                            ---------------    ----------------     ---------------    ------------------
Return On:
   Average Total Assets                         1.07 %              1.06 %              1.04 %             1.26 %
   Average Shareholders' Equity                12.68 %             12.89 %             12.32 %            15.84 %
Efficiency Ratio                               55.77 %             58.48 %             58.39 %            56.19 %
Net Interest Margin                             4.11 %              3.70 %              4.02 %             3.73 %

Consolidated Statement of Condition Data
--------------------------------------------------------------------------------

                                         Three Months Ended                                   Twelve Months Ended
                                             December 31,                                         December 31,
                                 ---------------------------------     Change       ----------------------------------      Change
                                       2001               2000           %                  2001             2000              %
                                 ---------------------------------   ---------      ---------------    ---------------    ----------
Average Total Loans:
   Reported                        $ 21,512,582        $20,489,983       5.0 %          $ 21,149,091       $20,668,581        2.3 %
   Managed                         $ 22,747,539        $21,785,984       4.4            $ 22,445,132       $21,366,117        5.1
Average Total Deposits             $ 19,774,348        $19,511,274       1.3            $ 19,360,596       $19,689,504       (1.7)
Average Total Assets               $ 27,977,049        $28,655,484      (2.4)           $ 28,137,172       $28,720,508       (2.0)
Average Shareholders' Equity        $ 2,361,214         $2,352,612       0.4              $2,381,820        $2,279,230        4.5


REGULATORY CAPITAL RATIOS (4) AND ASSET QUALITY
--------------------------------------------------------------------------------

                                                        At                                                           At
                                                     December 31,                                               December 31,
                                           -------------------------                                     ---------------------------
                                                2001          2000                                          2001            2000
                                           --------------  ---------                                     --------------  -----------
Tier I Risk-Based Capital                      7.27%          7.19%  Non-performing loans (NPLs)            $221,109      $93,984
Total Risk-Based Capital                       10.33%        10.46%  Total non-performing assets (NPAs)     $227,493     $105,397
Tier I Leverage                                7.41%          6.93%  Allowance for loan losses/total loans      1.90 %       1.45 %
Tangible Equity/Assets -- Period End           6.04%          5.87%  Allowance for loan losses/NPLs           185.69 %     316.95 %
Average Equity/Average Assets -- Quarterly     8.44%          8.21%  Allowance for loan losses and other
                                                                                    real estate/NPAs          180.13 %     279.16 %

--------------------------------------------------------------------------------

(1) Income component excludes after-tax impact of restructuring and other charges ($9,843 in 4Q '01 and $115,001 for year 2001;
     $32,500 for year 2000).
(2)  Adjusted for stock splits and stock dividends, as applicable.
(3) Tangible or "Cash Basis" net income excludes amortization of goodwill and other intangibles, net of income taxes.
(4)  Estimated.
N.M. - Not Meaningful